Exhibit 99.1

Roper Industries, Inc.

Contact Information: Investor Relations +1 (941) 556-2601 investor-relations@roperind.com

Roper Industries Announces Record Third Quarter Results

Diluted Earnings Per Share of $0.70; Sales Up 25%;

Net Earnings up 28% to $65 Million; Operating Cash Flow of $91 Million

Sarasota, Florida, October 25, 2007 … Roper Industries, Inc. (NYSE: ROP) reported results for the third quarter ended September 30, 2007 that again exceeded performance in any quarter in the Company’s history. Diluted earnings per share (DEPS) were $0.70 compared to $0.56 in the third quarter of 2006. Net earnings were up 28% to $65 million compared to the third quarter 2006. The tax rate for the quarter was 35.0% compared to 33.8% in the third quarter 2006. Third quarter net sales were $533 million, an increase of 25% over the comparable period in the prior year. Excluding acquisitions, internal sales increased 16%, including a 2% benefit from foreign exchange. Net orders were $533 million, an increase of $97 million over the third quarter of 2006; excluding acquisitions, internal orders were up 12%.

"We continue to have exceptional internal sales and orders growth, and our recent acquisitions have performed well across the board,” said Brian Jellison, Roper's Chairman, President and CEO. “The combination of this growth and our strong operating performance enabled us to increase EBITDA to a record $137 million with EBITDA margins reaching 25.8%. We are pleased to have delivered operating cash flow of $91 million, which represents 17% of net sales, and cash conversion of 140%. Despite challenges in the Imaging Segment, we achieved operating margins of 21.3%, up 80 basis points from 2006. We are pleased that Roper passed two important milestones in the quarter, with trailing twelve months (TTM) EBITDA exceeding $500 million and TTM sales exceeding $2 billion for the first time in our history.”

Roper’s acquisition pipeline remains full and the Company has taken additional steps to refine its portfolio of businesses. The Company exercised an option to acquire Black Diamond Advanced Technology, a designer and manufacturer of rugged devices. Roper has exited Redlake Motion through a transaction involving the contribution of working capital and product lines to Integrated Design Tools, Inc., an engineering company specializing in automotive markets and motion technology, with a production hub in Shanghai, China designed to serve the Asian market. In exchange, Roper received a minority, non-controlling interest in the combined business. Roper expects to benefit from these actions in 2008.

Roper’s strong order growth was led by the RF and Energy Segments. Strong growth in the Industrial Segment was partially offset by Neptune’s comparison to third quarter 2006, when orders were up 38%; Neptune’s backlog is 8% higher at the end of the third quarter of 2007 compared to the end of the third quarter of 2006. Continued strength in sales and orders in Roper’s businesses reflect the importance of the Company’s participation in many secular growth markets.

As a result of its strong third quarter performance and outlook for the remainder of the year, Roper is increasing its full year DEPS guidance from $2.60 - $2.66 to $2.63 - $2.67 and establishing fourth quarter DEPS guidance of $0.72 – $0.76. Roper now expects full year EBITDA in excess of $525 million and operating cash flow of $320 million or more. The Company’s guidance does not include benefits from future acquisitions, but does include the dilutive effect of the Company’s senior subordinated convertible notes based on the stock price on September 30, 2007.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, October 26, 2007. The call can be accessed via webcast or by dialing +1 (888) 801-6506 or +1 (913) 312-0839, using access code 1997489. Webcast information and conference call materials will be made available in the “Investor” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 1997489.

Table 1: EBITDA (Millions)

	Q4 2006	Q1 2007	Q2 2007	Q3 2007	2007E
Net Earnings	$57	$51	$61	$65	$245+
Add: Interest Expense	12	13	13	13	54+
Add: Income Taxes	29	28	32	35	131+
Add: Depreciation and Amortization	22	23	24	24	95+
Rounding	(1)	-	-	-	-
EBITDA	119	115	130	137	525+

Table 2: Cash Conversion

Q3 2007
Operating Cash Flow	$91
Divided by: Net Earnings	65
Cash Conversion	140%

About Roper Industries

Roper Industries is a market-driven, diversified growth company with trailing twelve month revenues of $2.0 billion, and is a component of the Fortune 1000, S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

# # #

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	September 30,	December 31,
ASSETS	2007	2006
CURRENT ASSETS:
Cash and cash equivalents	$ 125,931	$ 69,478
Accounts receivable	364,751	324,514
Inventories	183,021	168,319
Deferred taxes	19,086	17,908
Other current assets	71,321	47,276
Total current assets	764,110	627,495

PROPERTY, PLANT AND EQUIPMENT, NET	105,528	107,003

OTHER ASSETS:
Goodwill	1,689,904	1,651,208
Other intangible assets, net	626,093	544,136
Deferred taxes	24,795	21,702
Other assets	41,638	43,815
Total other assets	2,382,430	2,260,861

TOTAL ASSETS	$ 3,252,068	$ 2,995,359

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 106,555	$96,139
Accrued liabilities	182,924	184,148
Income taxes payable	24,957	5,896
Deferred taxes	1,466	1,555
Current portion of long-term debt	322,147	299,911
Total current liabilities	638,049	587,649

NONCURRENT LIABILITIES:
Long-term debt	656,198	726,881
Deferred taxes	199,955	169,994
Other liabilities	44,675	23,996
Total liabilities	1,538,877	1,508,520

STOCKHOLDERS' EQUITY:
Common stock	909	900
Additional paid-in capital	749,312	717,751
Retained earnings	879,093	721,899
Accumulated other comprehensive earnings	105,988	68,666
Treasury stock	(22,111)	(22,377)
Total stockholders' equity	1,713,191	1,486,839

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 3,252,068	$ 2,995,359

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$ 532,902	$ 427,217	$ 1,541,965	$ 1,235,250
Cost of sales	261,123	208,967	769,643	609,720

Gross profit	271,779	218,250	772,322	625,530

Selling, general and administrative expenses	158,041	130,730	457,777	385,142

Income from operations	113,738	87,520	314,545	240,388

Interest expense	13,119	11,066	39,957	33,178
Other income/(expense)	(404)	267	(1,884)	108

Earnings from continuing operations before income taxes	100,215	76,721	272,704	207,318

Income taxes	35,075	25,907	94,901	70,725

Net Earnings	$ 65,140	$ 50,814	$ 177,803	$ 136,593

Earnings per share:
Basic	$ 0.74	$ 0.58	$ 2.01	$ 1.58
Diluted	$ 0.70	$ 0.56	$ 1.91	$ 1.51

Weighted average common and common
equivalent shares outstanding:
Basic	88,575	87,050	88,286	86,679
Diluted	93,559	90,963	92,934	90,640

Roper Industries, Inc. and Subsidiaries

Selected Segment Financial Data (unaudited)

(Amounts in thousands and percents of net sales)

	Three months ended September 30,				Nine months ended September 30,
	2007		2006		2007		2006
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Industrial Technology	$ 161,828		$ 140,624		$ 477,667		$ 402,204
Energy Systems & Controls	131,033		88,485		361,044		233,109
Scientific & Industrial Imaging	91,331		83,501		277,042		249,923
RF Technology	148,710		114,607		426,212		350,014
Total	$ 532,902		$ 427,217		$1,541,965		$ 1,235,250

Gross profit:
Industrial Technology	$ 78,394	48.4%	$ 65,863	46.8%	$ 228,407	47.8%	$ 192,389	47.8%
Energy Systems & Controls	70,907	54.1%	48,809	55.2%	191,159	52.9%	126,473	54.3%
Scientific & Industrial Imaging	50,242	55.0%	49,017	58.7%	152,629	55.1%	141,725	56.7%
RF Technology	72,236	48.6%	54,561	47.6%	200,127	47.0%	164,943	47.1%
Total	$ 271,779	51.0%	$ 218,250	51.1%	$ 772,322	50.1%	$ 625,530	50.6%

Operating profit*:
Industrial Technology	$ 42,065	26.0%	$ 32,747	23.3%	$ 120,721	25.3%	$ 92,489	23.0%
Energy Systems & Controls	31,858	24.3%	25,108	28.4%	81,579	22.6%	59,077	25.3%
Scientific & Industrial Imaging	16,385	17.9%	18,832	22.6%	53,453	19.3%	52,703	21.1%
RF Technology	34,997	23.5%	19,344	16.9%	90,669	21.3%	62,368	17.8%
Total	$ 125,305	23.5%	$ 96,031	22.5%	$ 346,422	22.5%	$ 266,637	21.6%

Net Orders:
Industrial Technology	$ 153,236		$ 149,801		$ 479,100		$ 436,595
Energy Systems & Controls	145,855		89,003		376,611		231,350
Scientific & Industrial Imaging	95,729		85,758		278,212		245,140
RF Technology	138,219		111,113		424,827		348,614
Total	$ 533,039		$ 435,675		$1,558,750		$ 1,261,699

* Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $11,567 and $8,511 for the three months ended September 30, 2007 and 2006, respectively, and

$31,877 and $26,249 for the nine months ended September 30, 2007 and 2006, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in thousands)

	Nine months ended
	September 30,
	2007	2006

Net earnings	$ 177,803	$ 136,593
Depreciation	23,560	21,632
Amortization	46,643	38,694
Other, net	(21,035)	(43,386)
Cash provided by operating activities	226,971	153,533

Business acquisitions, net of cash acquired	(106,287)	(103,394)
Capital expenditures	(19,591)	(23,547)
Other, net	(3,596)	(1,383)
Cash used by investing activities	(129,474)	(128,324)

Debt payments, net	(50,666)	(43,856)
Windfall tax benefit from exercise of stock options	6,536	5,051
Dividends	(17,182)	(15,291)
Other, net	14,270	14,448
Cash used by financing activities	(47,042)	(39,648)

Effect of exchange rate changes on cash	5,998	2,201

Net increase/(decrease) in cash and equivalents	56,453	(12,238)
Cash and equivalents, beginning of period	69,478	53,116

Cash and equivalents, end of period	$ 125,931	$ 40,878